Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT Announces Fourth Quarter and Full Year 2016 Results

Financial Highlights:

•	Results reflect stable core operating performance offset by goodwill impairment and several other noteworthy items related to actions to transform and simplify the company, including divestitures and legacy OneWest Bank matters

•	Fourth quarter net loss of $1.2 billion or $5.71 per diluted share; loss from continuing operations of $424 million or $2.10 per diluted share

•	Fourth quarter net income excluding noteworthy items[1] of $196 million or $0.97 per diluted share; income from continuing operations excluding noteworthy items[1] of $120 million or $0.59 per diluted share

•	Full year net loss of $861 million or $4.27 per diluted share; loss from continuing operations of $196 million or $0.97 per diluted share

•	Full year net income excluding noteworthy items[1] of $697 million or $3.46 per diluted share; income from continuing operations excluding noteworthy items[1] of $368 million or $1.82 per diluted share

•	Strong capital ratios increased slightly from prior quarter
o	Common Equity Tier 1 ratio of 13.8%

•	Significant progress made towards closing Commercial Air
o	Enables return of up to $3.3 billion in capital to shareholders

•	Commercial Banking core operating trends remain stable
o	Continued strong net finance margin
o	Credit trends remain stable
o	Asset growth in Business Capital, Real Estate Finance and Rail divisions

•	Deposit costs continue to decline

•	Continued progress on operating expense reduction program – achieved approximately one-third of operating expense reduction goal for 2018
o	Operating expenses in the quarter impacted by noteworthy items and elevated costs

NEW YORK – Jan. 31, 2017 – CIT Group Inc. (NYSE: CIT) today announced financial results for the fourth quarter and year ended Dec. 31, 2016.

1 Net income excluding noteworthy items and income from continuing operations excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 27 for reconciliation of non-GAAP to GAAP financial information.

For the fourth quarter, CIT reported a net loss of $1.2 billion or $5.71 per diluted share. Loss from continuing operations for the fourth quarter was $424 million or $2.10 per diluted share. For the full year 2016, net loss was $861 million or $4.27 per diluted share. Loss from continuing operations for the full year was $196 million or $0.97 per diluted share.

“The past year was a pivotal time for CIT. We embarked on a new strategic direction for the company, and we continued to make progress on our goals,” said Chairwoman and Chief Executive Officer Ellen R. Alemany. “Our recent actions to transform the company and address legacy issues significantly affected our financial results but were necessary measures in our journey to simplify and strengthen the company for the future. The steps we have taken will best position CIT to deliver long-term value for our clients, customers and shareholders.”

Alemany continued, “The underlying fundamentals of the company remain solid, including steady performance in our core businesses, stable credit trends and strong capital levels. We also have achieved approximately one-third of our operating expense reduction goal, reached an agreement to sell the Commercial Air business and secured the ability to return up to $3.3 billion of common equity to shareholders.”

Our financial results for the fourth quarter in both continuing operations and discontinued operations were impacted by several noteworthy items related to our strategic initiatives, goodwill impairment, simplification actions and progress on the resolution of legacy OneWest Bank matters.

Continuing operations includes an after-tax net charge of $544 million or $2.69 per diluted share, consisting of:

•	a $327 million or $1.62 per diluted share non-cash goodwill impairment charge (no impact on regulatory capital ratios)
•	a $146 million or $0.72 per diluted share net charge related to the termination of our Canadian subsidiary’s total return swap facility (the “Canadian TRS”)
•	a $54 million or $0.27 per diluted share tax expense resulting from no longer asserting indefinite reinvestment of earnings in Canada
•	a $17 million or $0.08 per diluted share charge related to legacy OneWest Bank matters
•	a $16 million or $0.08 per diluted share sales tax expense related to prior periods
•	a $16 million or $0.08 per diluted share gain on the sale of our Canadian Equipment and Corporate Finance businesses
•	a $3 million or $0.01 per diluted share gain due to the sale of loans related to the IndyMac Venture
•	a $3 million or $0.01 per diluted share restructuring charge

Discontinued operations includes an after-tax net charge of $806 million or $3.98 per diluted share, consisting of:

•	an $847 million or $4.19 per diluted share non-cash tax expense, a component of the tax charge previously disclosed related to the announced sale of our Commercial Air business

•	a $66 million or $0.33 per diluted share benefit from suspended depreciation on operating lease equipment related to the Commercial Air sale transaction
•	a $21 million charge or $0.10 per diluted share related to the interest curtailment reserve for Financial Freedom
•	a $4 million or $0.02 per diluted share impairment charge related to our Business Air portfolio

Tangible book value per common share2 at Dec. 31, 2016, was $45.41. Preliminary Common Equity Tier 1 and Total Capital ratios at Dec. 31, 2016, increased slightly to 13.8% and 14.5%, respectively, as calculated under the fully phased-in Regulatory Capital Rules. ROTCE3 for the fourth quarter was not meaningful due to our net loss driven by noteworthy items. ROTCE excluding noteworthy3 items was 8.66%.

2 Tangible book value and tangible book value per share are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 27 for reconciliation of non-GAAP to GAAP financial information.

3 Adjusted Return on Tangible Common Equity, which adjusts tangible common equity for the reversal of the valuation allowance and the amortization of intangibles in the numerator and the disallowed deferred tax asset related to regulatory capital in the denominator, and ROTCE excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 27 for reconciliation of non-GAAP to GAAP financial information.

Selected Financial Highlights

Unless otherwise indicated, all references below relate to continuing operations. Discontinued operations consists of the discontinued operations related to Financial Freedom, our reverse mortgage servicing business, the portion of our Commercial Air business that is subject to a definitive sale agreement and our Business Air portfolio.

The discussion below reflects changes to our business segments in the current and historical periods.

During the preparation of year-end financial results, the Company discovered certain immaterial errors to prior period financial statements which are currently reflected in the results of the fourth quarter and the annual period ended December 31, 2016 as out of period adjustments. The Company has evaluated the magnitude of these errors and has concluded to correct them by revising prior period results with the filing of its annual report on Form 10-K. The Company currently estimates that the revisions to the financial statements will result in an increase to pre-tax continuing operations for the quarter ended December 31, 2016 of approximately $30 million resulting in a loss of approximately $410 million, a decrease in the discontinued operations loss of approximately $15 million to a loss of approximately $716 million and a decrease in net loss of approximately $30 million to a loss of approximately $1.1 billion. However, the company has not completed its review of these errors, and the actual revisions reflected in the annual report could differ from these estimates. The Company does not expect these revisions to the prior periods to be material to the previously reported financial statements.

The company is finalizing its goodwill impairment review and the amount of the goodwill impairment may change before we file our Form 10-K.

				Change from:
	4Q16	3Q16	4Q15	Prior Quarter*	Prior Year*

($ in millions, except per share data)
Pre-tax (loss) income from continuing operations	$(443)	$138	$57	$(581)	$(500)
(Loss) income from continuing operations	$(424)	$81	$70	$(505)	$(494)
Diluted earnings per share (EPS) from continuing operations	$(2.10)	$0.40	$0.35	$(2.50)	$(2.44)

Pre-tax return on average earning assets (ROAEA)	-3.77%	1.16%	0.47%	-4.93%	-4.24%
Return on average earning assets (ROAEA)	-3.61%	0.68%	0.57%	-4.29%	-4.19%
Net finance margin(1)	3.59%	3.48%	3.64%	0.11%	-0.05%
Net efficiency ratio(1)	119.0%	60.0%	61.8%	-59.0%	-57.2%
Tangible book value per share (TBVPS)(1)	$45.41	$49.72	$48.50	$(4.31)	$(3.09)

CET 1 Ratio(2)	13.8%	13.7%	12.7%	0.1%	1.1%
Total Capital Ratio(2)	14.5%	14.4%	13.2%	0.1%	1.3%

Net charge-offs as % of average finance receivables	0.32%	0.28%	0.40%	0.03%	-0.08%
Allowance for loan losses as % of finance receivables	1.46%	1.41%	1.14%	0.05%	0.33%

Average earning assets	$46,972	$47,731	$48,521	$(759)	$(1,549)
Financing and leasing assets	$37,658	$38,697	$39,431	$(1,039)	$(1,773)
* Certain balances may not sum due to rounding.
(1)See "Non-GAAP Measurements" at the end of this press release and page 27 for reconciliation of non-GAAP to GAAP financial information.
(2)Ratios based on the fully phased-in basis.

Consolidated Income Statement Highlights:

Net Finance Revenue*				Change from:
($ in millions)	4Q16	3Q16	4Q15	Prior Quarter	Prior Year

Interest income	$475	$473	$494	$3	$(19)
Rental income on operating leases	252	254	256	(2)	(4)
Finance revenue	727	727	750	0	(23)
Interest expense	(178)	(188)	(198)	10	19
Depreciation on operating lease equipment	(70)	(67)	(57)	(3)	(13)
Maintenance and other operating lease expenses	(58)	(57)	(54)	(1)	(4)
Net finance revenue	$422	$415	$441	$6	$(20)

Average earning assets	$46,972	$47,731	$48,521	$(759)	$(1,549)
Net finance margin	3.59%	3.48%	3.64%	0.11%	-0.05%
* Certain balances may not sum due to rounding.

Net Finance Revenue and Margin

Net finance revenue4 was $422 million in the current quarter, compared to $415 million in the prior quarter and $441 million in the year-ago quarter. Net finance revenue as a percentage of average earning assets (“net finance margin”) increased 11 basis points from the prior quarter but was down 5 basis points from the year-ago quarter. The sequential quarter increase in net finance margin was primarily driven by higher purchase accounting accretion and prepayments, absent which net finance margin would have been down slightly. Benefits to the net finance margin from a decline in interest costs, rising asset yields and the build out of the investment portfolio were more than offset by the impact of the sale of the Canadian Equipment and Corporate Finance businesses in our Non-Strategic Portfolios (NSP) and a decline in Rail yields. The decrease in net finance margin from the year-ago quarter was driven by lower portfolio yields in the Rail division of our Commercial Banking segment and from assets sold in NSP.

Average Earnings Assets

Average earning assets5 for the Dec. 31, 2016, quarter decreased to $47.0 billion compared to $47.7 billion in the prior quarter, reflecting the sale of our Canadian Equipment and Corporate Finance businesses in NSP, run-off in the liquidating portfolios and net repayments in Commercial Finance, partially offset by growth in the Rail, Real Estate Finance and Business Capital divisions of the Commercial Banking segment.

4 Net finance revenue, net finance margin and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 27 for reconciliation of non-GAAP to GAAP financial information.

5 Average earning asset components include interest earning cash, investments, securities and indemnification assets. See “Non-GAAP Measurements” at the end of this press release and starting on page 27 for reconciliation of Earning Assets non-GAAP to GAAP financial information.

Other Income

Other Income*				Change from:
($ in millions)	4Q16	3Q16	4Q15	Prior Quarter	Prior Year

Net gains (losses) on derivatives and foreign currency exchange	$51	$(16)	$2	$67	$49
Fee revenues	27	29	33	(2)	(6)
Factoring commissions	26	29	29	(3)	(3)
Gains (losses) on loan and portfolio sales	23	3	(41)	20	64
Gains (losses) on investments	22	10	(6)	12	28
Gains on sales of leasing equipment	11	13	14	(2)	(4)
Gain (loss) on OREO sales	2	4	(2)	(2)	4
Impairment on assets held for sale	-	(4)	(15)	4	15
Termination fees on Canadian total return swap	(281)	-	-	(281)	(281)
Other revenues	9	9	4	(0)	5
Total other income	$(112)	$77	$18	$(189)	$(130)
* Certain balances may not sum due to rounding.

Total other income, which includes fee revenues, factoring commissions and gains, losses or valuation adjustments, was a loss of $112 million in the fourth quarter of 2016, compared to income of $77 million in the prior quarter and $18 million in the year-ago quarter.

Other income in the current quarter included a number of noteworthy items, the largest of which was an approximately $245 million net charge related to the termination of the Canadian TRS. That net charge included a $281 million termination fee and a $37 million benefit from the reversal of mark-to-market charges reflected in the net gains (losses) on derivatives and foreign currency exchange line item. Other noteworthy items included a $22 million gain related to the sale of our Canadian Equipment and Corporate Finance businesses and a $5 million net gain due to the sale of loans related to the IndyMac Venture. Other income in the current quarter also included a $22 million gain on investment in the Commercial Finance division of Commercial Banking. Other income in the prior quarter included $10 million in gains from the mortgage-backed securities portfolio and a $20 million mark-to-market charge on the total return swap. Other income in the year-ago quarter included a loss related to our non-strategic portfolios.

Operating Expenses

Operating Expenses*				Change from:
($ in millions)	4Q16	3Q16	4Q15	Prior Quarter	Prior Year

Compensation and benefits	$(133)	$(148)	$(143)	$14	$9
Professional fees	(59)	(43)	(42)	(16)	(16)
Technology	(40)	(32)	(33)	(8)	(8)
Net occupancy expense	(20)	(17)	(18)	(2)	(2)
Insurance	(19)	(24)	(15)	5	(5)
Advertising and marketing	(6)	(5)	(8)	(2)	2
Other expenses	(92)	(27)	(26)	(65)	(65)
Operating expenses before provision for severance and facilities exiting and intangible asset amortization	(369)	(296)	(284)	(73)	(85)
Intangible asset amortization	(6)	(6)	(7)	-	1
Provision for severance and facilities exiting activities	(4)	(2)	(53)	(2)	49
Total operating expenses	$(379)	$(304)	$(344)	$(75)	$(35)

Net efficiency ratio	119.0%	60.0%	61.8%	-59.0%	-57.2%
* Certain balances may not sum due to rounding.

Operating expenses excluding restructuring costs and intangible asset amortization6 was $369 million in the current quarter and $296 million in the prior quarter; however excluding noteworthy items and other elevated costs, this metric was essentially flat. The current quarter operating expenses included noteworthy items of $27 million in charges related to legacy OneWest Bank matters and a $4 million restructuring charge. Current quarter operating expenses also included $34 million in elevated operational costs related to remediation actions in our Equipment Finance division and our Consumer Banking Segment and other activity that mostly offset but impacted various line items. In addition, the current quarter included $17 million of higher professional fees to support strategic investments. Operating expenses included approximately $38 million in expenses related to prior periods that are expected to be reversed in our revision of the financial statements.

The net efficiency ratio6 of 119% represents an increase compared to the prior quarter and year-ago quarter and reflects the aforementioned elevated costs. The net efficiency ratio excluding noteworthy items6 would have been 60%. Restructuring costs in this quarter and the prior quarter continue to reflect our strategic initiatives to reduce operating expenses, while the amortization of intangibles was primarily due to the OneWest Bank acquisition.

Goodwill Impairment

We recorded $334 million in goodwill impairment charges in the quarter, including a $299 million charge related to our Consumer Banking segment and a $35 million charge related to the Commercial Services division of our Commercial Banking segment.

Income Taxes

The benefit for income taxes was $19 million, which includes $54 million of discrete tax expense resulting from no longer asserting indefinite reinvestment of earnings in Canada. The provision in the prior quarter of $57 million included $16 million of net noteworthy tax expense for the recording of a valuation allowance against the

6 Operating expenses excluding restructuring costs and intangible asset amortization, net efficiency ratio and net efficiency ratio excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 27 for reconciliation of non-GAAP to GAAP financial information.

international deferred tax asset related to our operations in China. The benefit for income taxes in the year-ago quarter was $13 million, which included $15 million in benefits from the resolution of a tax position on an international portfolio previously sold, and was positively impacted by a year-end true up to reflect the full year actual geographic mix of earnings.

Excluding tax-related discrete items, the effective tax rate for the current and prior quarters was 17% and 30%, respectively, compared to 25% in the year-ago quarter, driven by certain items in pre-tax income that shifted the geographic mix of earnings. Cash taxes were a net refund of $11 million compared to a net refund of $56 million in the prior quarter and a $17 million net refund in the year-ago quarter. The prior quarter included receipt of a tax refund of $45 million from the closing of a prior year income tax audit.

Balance Sheet Highlights:

Earning Assets*				Change from:
($ in millions)	4Q16	3Q16	4Q15	Prior Quarter	Prior Year

Loans (including assets held for sale)	$30,172	$31,277	$32,521	$(1,105)	$(2,349)
Operating lease equipment, net (including assets held for sale)	7,486	7,420	6,910	67	576
Financing and Leasing Assets	37,658	38,697	39,431	(1,039)	(1,773)
Interest bearing cash	5,609	5,936	6,652	(328)	(1,044)
Investment securities	4,491	3,592	2,954	899	1,537
Indemnification asset	341	362	415	(21)	(73)
Credit balances of factoring clients	(1,292)	(1,229)	(1,344)	(63)	52
Total Earning Assets	$46,807	$47,358	$48,108	$(551)	$(1,301)
* Certain balances may not sum due to rounding.

Earning Assets

Earning assets at Dec. 31, 2016, declined from the prior quarter as collections and sales of loans offset $2.2 billion in new originations. The decline in financing and leasing assets resulted from the sale of our Canadian Equipment and Corporate Finance businesses in NSP with approximately $700 million in financing and leasing assets, net repayments in the Commercial Finance division of Commercial Banking due to our portfolio positioning efforts, as well as the run-off of the LCM portfolios in the Consumer Banking segment.

Cash and Investment Securities

Interest bearing cash and investment securities were $10.1 billion at Dec. 31, 2016, and consisted of $5.6 billion of interest bearing cash and $4.5 billion of investment securities. The $0.9 billion increase in investment securities from the prior quarter reflects our continued initiative to deploy cash into liquid investments. In addition, there was $0.8 billion of non-interest bearing cash.

Of the interest bearing cash and investment securities, $1.2 billion was held at the financial holding company and $8.4 billion was held at CIT Bank, while the remaining $0.5 billion consisted of amounts held at the operating subsidiaries and restricted balances. The $0.8 billion of non-interest bearing cash consisted of $0.5 billion held at the financial holding company and $0.3 billion held at CIT Bank and the operating subsidiaries.

Deposits and Borrowings*				Change from:
($ in millions)	4Q16	3Q16	4Q15	Prior Quarter	Prior Year

Total Deposits	$32,304	$32,852	$32,761	$(547)	$(457)
Unsecured borrowings	$10,599	$10,588	$10,626	$11	$(27)
Secured borrowings	4,337	4,096	5,724	241	(1,388)
Total Borrowings	$14,936	$14,684	$16,350	$252	$(1,415)
* Certain balances may not sum due to rounding.

Deposits and Borrowings

Deposits represented approximately 68% of CIT’s funding at Dec. 31, 2016, and declined slightly in the quarter as we shift our focus from higher-cost brokered time deposits, to lower-cost commercial deposits. As a result of this effort, the weighted average coupon on total outstanding deposits declined to 1.19% at Dec. 31, 2016, from 1.22% at Sep. 30, 2016.

Unsecured and secured borrowings comprised 23% and 9% of the funding mix, respectively, at Dec. 31, 2016. Redemptions and maturities of structured financings were offset by new secured financings supporting our Commercial Services and Rail divisions in the quarter. The decline in secured borrowings from the year-ago quarter was primarily related to redemptions and maturities of structured financings and FHLB advances.

The overall weighted average coupon rate on outstanding deposits and total borrowings was 2.14% at Dec. 31, 2016, unchanged from the previous quarter and year end 2015 as higher costs of secured borrowings offset improvements in deposit costs.

Capital*				Change from:
($ in millions, except per share data)	4Q16	3Q16	4Q15	Prior Quarter	Prior Year

Common Stockholders' Equity	$10,023	$11,237	$10,978	$(1,214)	$(955)
Tangible Common Equity	$9,177	$10,046	$9,749	$(869)	$(572)
Total risk-based capital(1)	$9,481	$9,721	$9,289	$(240)	$192
Risk-weighted assets(1)	$65,326	$67,504	$70,239	$(2,178)	$(4,913)

Book value per share (BVPS)	$49.60	$55.62	$54.61	$(6.02)	$(5.01)
Tangible book value per share (TBVPS)	$45.41	$49.72	$48.50	$(4.31)	$(3.09)
CET 1 Ratio(1)	13.8%	13.7%	12.7%	0.1%	1.1%
Total Capital Ratio(1)	14.5%	14.4%	13.2%	0.1%	1.3%
Tier 1 Leverage Ratio(1)	13.9%	14.3%	13.4%	-0.4%	0.5%
* Certain balances may not sum due to rounding.
(1)Balances and ratios based on the fully phased-in basis.

Capital

Common stockholders’ equity and tangible common equity decreased from the prior quarter primarily due to the net loss recorded in the quarter. Book value per share and tangible book value per share decreased in the quarter mostly due to the decline in common stockholders’ equity while the share count remained relatively stable. The Common Equity Tier 1 capital and Total Capital ratios increased slightly from the prior quarter. Risk weighted assets declined slightly, primarily driven by a decline in financing and leasing assets. The ratios presented are estimated Common Equity Tier 1 and Total Capital ratios under the fully phased-in Regulatory Capital Rules.

In Jan. 2017, the Board of Directors declared a quarterly cash dividend of $0.15 per common share on its outstanding common stock. The common stock dividend is payable on Feb. 24, 2017, to common shareholders of record as of Feb. 10, 2017.

Asset Quality:

Asset Quality*				Change from:
($ in millions)	4Q16	3Q16	4Q15	Prior Quarter	Prior Year

Net charge-offs (NCO)	$24	$21	$31	$2	$(7)
NCO % of AFR	0.32%	0.28%	0.40%	0.03%	-0.08%
Non-accrual	$279	$283	$252	$(5)	$26
OREO	$72	$87	$122	$(14)	$(50)
Provision for credit losses	$37	$45	$58	$(9)	$(21)
Total Portfolio Allowance as a % of Finance Receivables (FR)	1.46%	1.41%	1.14%	0.05%	0.33%
Allowance for loan losses plus principal loss discount as % of FR (before principal loss discount) / Commercial	1.97%	1.93%	1.82%	0.04%	0.15%
* Certain balances may not sum due to rounding.

Provision

The provision for credit losses of $37 million is down from $45 million in the prior quarter, primarily reflecting lower loan levels. The provision was also down from the prior-year quarter level, which included an increase in reserves related to the energy portfolio.

Net Charge-offs

Excluding the effect of assets transferred to held for sale in all periods, net charge-offs were $10 million (0.14% of average finance receivables), down from $15 million (0.20%) in the prior quarter and $13 million (0.17%) in the year-ago quarter. Net charge-offs in the energy portfolio was $7 million, equal to the prior quarter level.

Loan Loss Allowance

The allowance for loan losses was $433 million (1.46% of finance receivables, 1.72% excluding loans subject to loss sharing agreements with the Federal Deposit Insurance Corporation (FDIC)) at Dec. 31, 2016, compared to $422 million (1.41% of finance receivables, 1.66% excluding loans subject to loss sharing agreements with FDIC) at Sep. 30, 2016, and $347 million (1.14% of finance receivables, 1.36% excluding loans subject to loss sharing agreements with the FDIC) at Dec. 31, 2015. The increase in the allowance for loan losses from the prior quarter was primarily due to reserve build in Commercial Banking, principally due to an increase in non-accruals. The increase in the allowance for loan losses from the year-ago quarter was concentrated in the energy and maritime portfolios.

Including the impact of the principal loss discount on credit impaired loans, which is essentially a reserve for credit losses on the discounted loans, the commercial loan allowance for finance receivables was 1.97% compared to 1.93% at Sep. 30, 2016, and 1.82% at Dec. 31, 2015. The consumer loans ratio was 6.05% at Dec. 31, 2016, compared to 6.73% at Sep. 30, 2016, and 8.63% at Dec. 31, 2015, as most of the consumer loans purchased were credit impaired and are partially covered by loss sharing agreements with the FDIC. The decrease was driven by the shift in asset mix as new originations offset the run-off of the purchased credit impaired portfolio.

Non-accruals

Non-accrual loans of $279 million (0.94% of finance receivables) was down slightly from the prior quarter as an increase in Commercial Banking was offset by a decrease in NSP, due to the sale of the Canadian Equipment and Corporate Finance business. Compared to the year-ago quarter, the increase was related to one loan in our maritime business within Commercial Finance.

Energy Exposure

Loans to the oil and gas industry totaled $0.6 billion or approximately 2% of total loans at Dec. 31, 2016, of which 37% were criticized. The decline of $0.1 billion in oil and gas loans was driven by loan sales and pay downs. The portfolio has loss coverage of about 10.8% of the principal balance, reflecting the purchase accounting discount for loans acquired from OneWest Bank and the allowance for loan losses.

Commercial Banking:

Segment Update

Commercial Banking previously consisted of Commercial Finance, Real Estate Finance, and Business Capital. In the fourth quarter of 2016, as part of our re-segmentation, Rail was included as a fourth division in Commercial Banking. In addition, the Commercial Finance division now includes the Maritime Finance portfolio and the remaining Commercial Air loans that are not part of the Commercial Air sale.

Earnings Summary*				Change from:
($ in millions)	4Q16	3Q16	4Q15	Prior Quarter	Prior Year

Interest income	$322	$319	$319	$3	$3
Rental income on operating leases	252	251	249	2	3
Interest expense	(127)	(132)	(123)	5	(4)
Depreciation on operating lease equipment	(70)	(67)	(57)	(3)	(13)
Maintenance and other operating lease expenses	(58)	(57)	(54)	(1)	(4)
Net finance revenue	320	314	334	6	(14)
Other income	92	76	81	15	10
Provision for credit losses	(31)	(44)	(54)	13	23
Goodwill impairment	(35)	-	-	(35)	(35)
Operating expenses	(209)	(195)	(181)	(13)	(28)
Income before income taxes	$137	$151	$181	$(14)	$(43)

Select Average Balances
Average finance receivables	$22,752	$22,931	$23,773	$(178)	$(1,021)
Average Operating Leases	$7,426	$7,280	$6,656	$145	$770
Average earning assets	$29,505	$29,777	$29,819	$(272)	$(315)
Statistical Data
Pre-tax ROAEA	1.86%	2.03%	2.42%	-0.17%	-0.56%
Net finance margin	4.34%	4.22%	4.49%	0.12%	-0.15%
New business volume	$2,042	$2,158	$2,908	$(115)	$(866)
Net efficiency ratio	50.3%	49.7%	43.0%	-0.6%	-7.3%
* Certain balances may not sum due to rounding.

Segment Financial Results

Commercial Banking pre-tax earnings decreased from the prior quarter due to a $35 million goodwill impairment and higher operating expenses from higher sales taxes in our Equipment Finance business, which was partially offset by higher other income driven by gains on investment securities, and lower credit costs. Pre-tax earnings decreased relative to the year-ago quarter due to the goodwill impairment and higher operating expenses from sales taxes and a lower margin in the Rail division, partially offset by higher other income and lower credit costs.

Net Finance Revenue and Margin

Net finance revenue and net finance margin both increased from the prior quarter. Net finance revenue increased in each division and was up 2% in aggregate. Net finance margin increased 12 bps from the prior quarter, driven primarily by the acceleration of interest and yield related fees from prepayments, rising asset yields and lower funding costs, offset by a decline in yields in the Rail division.

Financing and Leasing Assets

Financing and leasing assets, which compose the vast majority of earning assets, was $30.4 billion at Dec. 31, 2016, down slightly from the prior quarter, and year end 2015. The decrease was driven by prepayments in Commercial Finance, which offset increases in each of the other divisions. We continue to position Commercial Finance to emphasize opportunities that build upon our specialty lending expertise by providing credit as well as other bank products and deposits.

New lending and leasing volume of $2.0 billion was down modestly from the prior quarter, as a decrease in Commercial Finance was partially offset by an increase in Real Estate Finance. We remain highly selective and disciplined in Commercial Finance, especially in the leveraged lending space, where pricing has compressed and structures have become more aggressive.

Factored volume was up from the prior quarter and the year-ago quarter reflecting new client relationships.

Other Income

Other income increased from the prior and year-ago quarters, reflecting a $22 million gain on an investment related to a loan workout in Commercial Finance, which was partially offset by declines in factoring commissions.

Operating Expenses

Operating expenses reflected $25 million in sales taxes related to prior periods in the Equipment Finance business within Business Capital. Excluding the impact of sales taxes related to prior periods, operating expenses declined slightly compared to the prior quarter.

Asset Quality

The provision for credit losses was $31 million in the current quarter. The decrease in provision from the prior quarter reflects Commercial Finance’s lower charge-offs (excluding charge-offs on loans transferred to held for sale) and reduced asset levels. The decline from the year-ago quarter was in Commercial Finance and reflected lower provision amounts for the energy and maritime sectors.

Net charge-offs were $23 million (0.41% of average finance receivables), compared to $22 million (0.38% of average finance receivables) in the prior quarter and $32 million (0.54% of average finance receivables) in the year-ago quarter. Excluding assets transferred to held for sale in all periods, net charge-offs were $10 million, compared to $15 million in the prior quarter and $13 million in the year-ago quarter. The increases from the prior and year-ago quarters were driven by Commercial Finance.

Non-accrual loans were $251 million (1.11% of finance receivables), compared to $229 million (1.01%) at Sep. 30, 2016, and $191 million (0.82%) a year-ago. The increase from the prior quarter related to a few loans in Commercial Finance Real Estate Finance, while the increase from the year-ago quarter also included one maritime loan placed on non-accrual in the third quarter of 2016, which offset declines in other sectors, including energy.

Consumer Banking:

Earnings Summary*				Change from:
($ in millions)	4Q16	3Q16	4Q15	Prior Quarter	Prior Year

Interest income	$108	$102	$108	$6	$(0)
Interest expense	4	(1)	(12)	5	16
Net finance revenue	111	101	96	11	15
Other income	13	7	5	6	8
Provision for credit losses	(6)	(2)	(4)	(4)	(2)
Goodwill impairment	(299)	-	-	(299)	(299)
Operating expenses	(135)	(86)	(85)	(49)	(50)
Income (loss) before income taxes	$(315)	$20	$13	$(335)	$(329)

Select Average Balances
Average finance receivables	$7,060	$7,112	$7,192	$(52)	$(132)
Average earning assets	$7,465	$7,518	$7,682	$(53)	$(217)
Statistical Data
Pre-tax ROAEA	-16.90%	1.06%	0.69%	-17.96%	-17.59%
Net finance margin	5.97%	5.37%	5.00%	0.60%	0.97%
New business volume	$199	$286	$220	$(88)	$(22)
Net efficiency ratio	104.8%	75.8%	78.8%	-29.0%	-26.0%
* Certain balances may not sum due to rounding.

Segment Financial Results

The Consumer Banking pre-tax loss was driven by a $299 million goodwill impairment and higher operating expenses resulting from a charge related to legacy OneWest Bank matters and other elevated costs, which was partially offset by higher net finance revenue and higher other income compared to the prior and year-ago quarters.

Net Finance Margin

Net finance revenue of $111 million increased from $101 million the prior quarter. Net finance margin improved mostly due to higher purchase accounting accretion.

Financing and Leasing Assets

Financing and leasing assets totaled $7.0 billion at Dec. 31, 2016, down 2% from Sep. 30, 2016, due to run-off of the LCM portfolios and lower new business volume. The LCM portfolios made up $4.9 billion of the current quarter balance, with a significant portion covered by loss sharing agreements with the FDIC. The benefit of these agreements is recorded within the indemnification asset.

Other Income

Other income increased from the prior quarter primarily from a $5 million net gain due to the sale of loans related to the IndyMac Venture. This gain was partially offset by lower gains on OREO due to reduced asset sales.

Operating Expenses

Operating expenses increased $49 million compared to the prior quarter, reflecting $27 million in charges from legacy OneWest Bank matters, made up of $14 million from mortgage related settlements and a $13 million servicing reserve, and also reflecting a $13 million write-off of servicing advances.

Asset Quality

There was an approximately $4 million increase from the prior quarter in the provision for credit losses related to higher reserves on certain LCM loans. Non-accrual loans were $17 million (0.25% of finance receivables) at Dec.31, 2016, up from $14 million (0.20% of finance receivables) at Sep. 30, 2016, and $5 million (0.07% of finance receivables) at Dec. 31, 2015, essentially all of which are in the LCM portfolios. Certain LCM loans are subject to loss sharing agreements with the FDIC, under which CIT may be reimbursed for a portion of future losses.

Non-Strategic Portfolios (NSP):

Earnings Summary*				Change from:
($ in millions)	4Q16	3Q16	4Q15	Prior Quarter	Prior Year

Interest income	$10	$23	$40	$(13)	$(30)
Rental income on operating leases	-	4	7	(4)	(7)
Interest expense	(6)	(13)	(22)	6	16
Net finance revenue	4	14	25	(10)	(21)
Other income	26	5	(54)	21	80
Operating expenses	(7)	(11)	(26)	4	19
Income (loss) before income taxes	$23	$8	$(56)	$15	$79

Select Average Balances
Average earning assets	$626	$1,283	$1,953	$(657)	$(1,327)
Statistical Data
Pre-tax ROAEA	14.64%	2.40%	-11.49%	12.24%	26.13%
Net finance margin	2.37%	4.27%	5.02%	-1.91%	-2.65%
New business volume	$-	$46	$167	$46	$167
* Certain balances may not sum due to rounding.

Segment Financial Results

On Oct. 1, 2016, we completed the sale of our Canadian Equipment and Corporate Finance businesses with approximately $700 million in financing and leasing assets.

NSP pre-tax earnings for the quarter were driven by the $22 million gain related to the sale of our Canadian Equipment and Corporate Finance businesses, which is reflected in other income. Additionally, operating expenses decreased $4 million from the prior quarter, mainly due to the sale of our Canadian Equipment and Corporate Finance businesses, which included the transfer of approximately 135 employees and associated costs.

Financing and Leasing Assets

Financing and leasing assets at Dec. 31, 2016, totaled $0.2 billion, essentially all of which related to our remaining business in China. This was down from $1.0 billion at Sep. 30, 2016, and $1.6 billion at Dec. 31, 2015, primarily due to sales of non-strategic portfolios during the year.

Corporate & Other:

Earnings Summary*				Change from:
($ in millions)	4Q16	3Q16	4Q15	Prior Quarter	Prior Year

Interest income	$35	$30	$27	$6	$8
Interest expense	(49)	(43)	(41)	(6)	(8)
Net finance revenue	(14)	(13)	(14)	(0)	0
Other income	(242)	(11)	(14)	(231)	(228)
Operating expenses and loss on debt extinguishment and deposit redemption	(32)	(17)	(53)	(15)	21
Loss before income taxes	$(288)	$(41)	$(81)	$(247)	$(207)

Select Average Balances
Average earning assets	$9,377	$9,154	$9,067	$223	$310
Statistical Data
Pre-tax ROAEA	-12.27%	-1.78%	-3.58%	-10.49%	-8.70%
Net finance margin	-0.58%	-0.58%	-0.61%	0.00%	0.03%

* Certain balances may not sum due to rounding.

Certain items are not allocated to operating segments and are included in Corporate and Other, including interest expense primarily related to corporate liquidity costs, mark-to-market on certain derivatives, restructuring charges, certain legal costs and other operating expenses.

Segment Financial Results

Net finance revenue was flat compared to the prior quarter, as increases in interest income, due to higher investment income, was offset by higher debt costs. Other income activity for the current quarter was driven by the termination net charge related to the Canadian TRS. The prior quarter included a $20 million mark-to-market charge on the total return swap and $10 million of gains on mortgage-backed securities. The year-ago quarter included $7 million of losses on mortgage-backed securities. Higher operating expenses for the current quarter were driven by $17 million in consulting spending related to CCAR project costs and organizational design and $7 million in systems write-offs. In addition, operating expenses for the quarter reflected restructuring charges of $4 million, compared to $2 million in the prior quarter and $53 million in the year-ago quarter.

Discontinued Operations:

Discontinued operations consists of the portion of our Commercial Air business that is subject to a definitive sale agreement, our Business Air portfolio and the discontinued operations related to Financial Freedom, our reverse mortgage servicing business.

The loss on Discontinued Operations was $731 million, which included $708 million from Commercial Air and Business Air and $23 million from Financial Freedom.

The loss in Commercial Air and Business Air included an $847 million net tax expense related to the Commercial Air sale. The loss was partially offset by $106 million of suspended depreciation on operating lease equipment held for sale, as depreciation ceases on operating lease equipment held for sale, and the assets are subject to impairment testing. Other noteworthy items in discontinued operations in the quarter included an impairment charge of $7 million related to the Business Air portfolio.

Commercial Air and Business Air financing and leasing assets totaled $10.7 billion at Dec.31, 2016, of which $10.2 billion related to Commercial Air. Commercial Air and Business Air financing and leasing assets were up slightly from the previous quarter, and down from $10.9 billion at Dec. 31, 2015. Commercial Air assets were relatively flat over the period, while Business Air declined from $0.8 billion at Dec. 31, 2015.

The loss in Financial Freedom includes a $35 million net charge related to the interest curtailment reserve. A final rule was issued by the Housing and Urban Development Department (HUD) on January 19, 2017, which codifies several significant changes to FHA’s Home Equity Conversion Mortgage program. CIT is currently evaluating the potential impact of this new rule on our operational processes, financial statements and disclosures.

Financial Freedom loans totaled $374 million at Dec. 31, 2016, compared to $393 million the previous quarter and $450 million at Dec. 31, 2015.

Income from discontinued operations for the prior quarter and the year-ago quarter, totaled $52 million and $75 million, respectively, driven primarily by Commercial Air.

Conference Call and Webcast

Chairwoman and Chief Executive Officer Ellen R. Alemany and Chief Financial Officer E. Carol Hayles will discuss these results on a conference call and audio webcast today, Jan. 31, 2017, at 8 a.m. EST. Interested parties may access the conference call live by dialing 888-317-6003 for U.S. callers, 866-284-3684 for Canadian callers or 412-317-6061 for international callers and reference access code “7453868” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. EST on March 1, 2017, by dialing 877-344-7529 for U.S. callers, 855-669-9658 for Canadian callers or 412-317-0088 for international callers with the access code “10099592”, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $64 billion in assets. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. It provides financing, leasing and advisory services principally to middle market companies across a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation sector. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that (i) Bohai shareholders do not approve the transaction or that the parties do not receive or satisfy regulatory or other approvals and conditions on a timely basis or approvals are subject to conditions that are not anticipated, (ii) modifications to the terms of the transaction may be required in order to obtain or satisfy such approvals or conditions, (iii) the risk that the transaction does not close or that there are changes in the anticipated timing for closing the transaction, (iv) there are difficulties, delays or unexpected costs in separating Commercial Air from CIT or in implementing the transaction, (v) business disruption during the pendency of or following the transaction, including diversion of management time, (vi) the risk that CIT is unsuccessful in implementing its Amended Capital Plan on the timing and terms contemplated, (vii) the risk that CIT is unsuccessful in implementing its strategy and business plan, (viii) the risk that CIT is unable to react to and address key business and regulatory issues, (ix) the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, and (x) the risk that CIT becomes subject to liquidity constraints and higher funding costs.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue and average earning assets are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs and intangible amortization is a non-GAAP measurement used by management to compare period over period expenses. Net efficiency ratio measures operating expenses (net of restructuring costs and intangible amortization) to our level of total net revenues. Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis. Tangible book value and tangible book value per share are non-GAAP metrics used to analyze banks. Net income excluding noteworthy items, income from continuing operations excluding noteworthy items, and Return of Tangible Common Equity excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.

###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Matt Klein	Barbara Callahan
Director	Senior Vice President
(973) 597-2020 Matt.Klein@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(dollars in millions, except per share data)

	Quarters Ended			Years ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015*

Interest income
Interest and fees on loans	$437.1	$440.6	$463.7	$1,774.5	$1,371.3
Other Interest and dividends	37.9	31.9	30.3	131.9	71.2
Total interest income	475.0	472.5	494.0	1,906.4	1,442.5
Interest expense
Interest on borrowings	(82.0)	(88.8)	(98.4)	(358.4)	(406.9)
Interest on deposits	(96.4)	(99.4)	(99.2)	(394.8)	(330.1)
Total interest expense	(178.4)	(188.2)	(197.6)	(753.2)	(737.0)
Net interest revenue	296.6	284.3	296.4	1,153.2	705.5
Provision for credit losses	(36.7)	(45.2)	(57.6)	(194.7)	(158.6)
Net interest revenue, after credit provision	259.9	239.1	238.8	958.5	546.9
Non-interest income
Rental income on operating leases	252.2	254.3	255.9	1,031.6	1,017.9
Other income	(111.6)	77.4	18.1	150.6	163.0
Total non-interest income	140.6	331.7	274.0	1,182.2	1,180.9
Non-interest expenses
Depreciation on operating lease equipment	(69.8)	(66.9)	(57.2)	(261.1)	(229.1)
Maintenance and other operating lease expenses	(57.5)	(56.5)	(53.9)	(213.6)	(185.1)
Operating expenses	(379.0)	(304.3)	(343.9)	(1,322.3)	(1,099.9)
Goodwill impairment	(333.7)	-	-	(333.7)	-
Loss on debt extinguishment and deposit redemption	(3.3)	(5.2)	(1.1)	(12.5)	(1.5)
Total non-interest expenses	(843.3)	(432.9)	(456.1)	(2,143.2)	(1,515.6)
(Loss) income from continuing operations before benefit (provision) for income taxes	(442.8)	137.9	56.7	(2.5)	212.2
Benefit (provision) for income taxes	18.6	(56.8)	12.9	(193.0)	534.3
(Loss) income from continuing operations, before attribution of noncontrolling interests	(424.2)	81.1	69.6	(195.5)	746.5
Net loss attributable to noncontrolling interests, after tax	-	-	-	-	0.1
(Loss) income from continuing operations	(424.2)	81.1	69.6	(195.5)	746.6
Discontinued operation
Income from discontinued operations	149.2	62.5	73.2	145.6	349.2
Benefit (provision) for income taxes	(879.7)	(10.8)	1.7	(811.0)	(39.2)
Income (loss) from discontinued operations, net of taxes	(730.5)	51.7	74.9	(665.4)	310.0
Net (loss) income	$(1,154.7)	$132.8	$144.5	$(860.9)	$1,056.6

Basic income per common share
(Loss) income from continuing operations	$(2.10)	$0.40	$0.35	$(0.97)	$4.03
(Loss) income from discontinued operations, net of taxes	(3.61)	0.26	0.37	(3.30)	1.67
Basic (loss) income per common share	$(5.71)	$0.66	$0.72	$(4.27)	$5.70
Average number of common shares - basic (thousands)	202,083	202,036	200,987	201,850	185,500

Diluted income per common share
(Loss) income from continuing operations	$(2.10)	$0.40	$0.35	$(0.97)	$4.01
(Loss) income from discontinued operations, net of taxes	(3.61)	0.25	0.37	(3.30)	1.66
Diluted (loss) income per common share	$(5.71)	$0.65	$0.72	$(4.27)	$5.67
Average number of common shares - diluted (thousands)	202,083	202,755	201,376	201,850	186,388

Certain of the above balances will be revised in our 2016 Annual Report on Form 10-K.

* The 2015 results reflect the inclusion of five months activity of OneWest Bank.

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(dollars in millions, except per share data)

	December 31,	September 30,	December 31,
	2016*	2016	2015

Assets
Total cash and deposits	$6,430.6	$6,752.5	$7,652.4
Investment securities	4,491.1	3,592.4	2,953.7
Assets held for sale	636.0	1,406.7	2,057.7

Loans	29,535.9	29,906.8	30,521.9
Allowance for loan losses	(432.6)	(421.7)	(347.0)
Loans, net of allowance for loan losses	29,103.3	29,485.1	30,174.9

Operating lease equipment, net	7,486.1	7,383.1	6,851.7
Indemnification assets	341.4	362.2	414.8
Goodwill	705.9	1,043.7	1,063.2
Intangible assets	140.7	147.6	166.1
Unsecured counterparty receivable	394.5	560.2	537.8
Other assets	1,243.1	2,258.6	2,469.6
Assets of discontinued operations	13,218.0	12,973.4	13,059.6
Total assets	$64,190.7	$65,965.5	$67,401.5

Liabilities
Deposits	$32,304.3	$32,851.7	$32,761.4
Credit balances of factoring clients	1,292.0	1,228.9	1,344.0
Other liabilities	1,897.6	1,598.0	1,665.2
Borrowings
Unsecured borrowings	10,599.0	10,588.2	10,626.3
Structured financings	1,925.7	1,657.6	2,606.4
FHLB advances	2,410.8	2,438.1	3,117.6
Total borrowings	14,935.5	14,683.9	16,350.3
Liabilities of discontinued operations	3,737.7	4,365.5	4,302.0
Total liabilities	54,167.1	54,728.0	56,422.9
Equity
Stockholders' equity
Common stock	2.1	2.1	2.0
Paid-in capital	8,765.8	8,758.2	8,718.1
Retained earnings	1,573.5	2,758.9	2,557.4
Accumulated other comprehensive loss	(140.1)	(104.2)	(142.1)
Treasury stock, at cost	(178.1)	(178.0)	(157.3)
Total common stockholders' equity	10,023.2	11,237.0	10,978.1
Noncontrolling interests	0.4	0.5	0.5
Total equity	10,023.6	11,237.5	10,978.6
Total liabilities and equity	$64,190.7	$65,965.5	$67,401.5

Book Value Per Common Share
Book value per common share	$49.60	$55.62	$54.61
Tangible book value per common share	$45.41	$49.72	$48.50
Outstanding common shares (in thousands)	202,088	202,047	201,022

Certain of the above balances will be revised in our 2016 Annual Report on Form 10-K.

* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Average Balances and Rates

(dollars in millions)

	Quarters Ended
	December 31, 2016		September 30, 2016		December 31, 2015
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Assets
Interest bearing deposits	$5,918.2	0.51%	$6,368.9	0.56%	$6,562.3	0.32%
Securities purchased under agreements to resell	-	-	-	-	25.0	NM
Investments	3,962.2	3.07%	3,411.2	2.70%	3,335.0	3.00%
Loans (including held for sale)
U.S.	29,947.7	5.96%	30,375.0	5.76%	31,317.4	5.71%
Non-U.S.	653.9	11.50%	1,122.7	9.05%	1,707.8	9.45%
Total Loans	30,601.6	6.08%	31,497.7	5.88%	33,025.2	5.91%
Total interest earning assets / interest income	40,482.0	4.93%	41,277.8	4.76%	42,947.5	4.78%
Operating lease equipment, net (including held for sale)
U.S.	6,052.6	6.60%	5,920.2	6.99%	5,484.4	8.36%
Non-U.S.	1,382.5	7.26%	1,400.9	7.82%	1,227.4	9.84%
Total operating lease equipment, net	7,435.1	6.72%	7,321.1	7.15%	6,711.8	8.63%
Indemnification assets	351.2	-9.45%	366.3	-4.60%	445.8	-0.71%
Total earning assets	48,268.3	5.11%	48,965.2	5.06%	50,105.1	5.27%
Non-interest earning assets
Cash and due from banks	806.9		832.7		1,087.7
Allowance for loan losses	(423.5)		(403.0)		(324.3)
All other non-interest bearing assets	3,596.5		4,150.7		4,254.4
Assets of discontinued operation	13,139.8		12,972.8		12,742.2
Total Average Assets	$65,388.0		$66,518.4		$67,865.1
Liabilities
Borrowings
Deposits	$31,139.0	1.24%	$31,732.9	1.25%	$31,538.3	1.26%
Borrowings	14,676.5	2.23%	15,221.7	2.33%	16,655.5	2.36%
Total interest-bearing liabilities	45,815.5	1.56%	46,954.6	1.60%	48,193.8	1.64%
Non-interest bearing deposits	1,295.0		1,184.8		1,111.4
Credit balances of factoring clients	1,296.3		1,234.1		1,584.5
Other non-interest bearing liabilities	1,803.8		1,578.0		1,776.6
Liabilities of discontinued operation	4,162.8		4,355.9		4,294.1
Noncontrolling interests	0.5		0.5		0.5
Stockholders' equity	11,014.1		11,210.5		10,904.2
Total Average Liabilities and Stockholders' Equity	$65,388.0		$66,518.4		$67,865.1

	Years Ended
	December 31, 2016		December 31, 2015*
Assets
Interest bearing deposits	$6,450.6	0.51%	$5,486.6	0.31%
Securities purchased under agreements to resell	-	-	411.5	0.56%
Investments	3,384.0	2.92%	2,239.3	2.31%
Loans (including held for sale)
U.S.	30,489.0	5.83%	22,810.2	5.57%
Non-U.S.	1,037.1	9.16%	2,016.2	9.19%
Total Loans	31,526.1	5.95%	24,826.4	5.88%
Total interest earning assets / interest income	41,360.7	4.82%	32,963.8	4.59%
Operating lease equipment, net (including held for sale)
U.S.	5,855.4	7.64%	5,178.4	9.48%
Non-U.S.	1,367.4	8.03%	1,180.7	9.54%
Total operating lease equipment, net	7,222.8	7.71%	6,359.1	9.49%
Indemnification assets	374.5	-6.46%	189.5	-0.26%
Total earning assets	48,958.0	5.17%	39,512.4	5.38%
Non-interest earning assets
Cash and due from banks	882.1		967.6
Allowance for loan losses	(393.4)		(333.0)
All other non-interest bearing assets	4,045.3		2,953.5
Assets of discontinued operation	13,021.0		12,333.6
Total Average Assets	$66,513.0		$55,434.1
Liabilities
Borrowings
Deposits	$31,545.1	1.25%	$22,762.7	1.45%
Borrowings	15,482.7	2.31%	15,499.8	2.63%
Total interest-bearing liabilities	47,027.8	1.60%	38,262.5	1.93%
Non-interest bearing deposits	1,177.5		503.6
Credit balances of factoring clients	1,286.6		1,492.4
Other non-interest bearing liabilities	1,665.6		1,520.9
Liabilities of discontinued operation	4,239.9		3,994.8
Noncontrolling interests	0.5		(0.9)
Stockholders' equity	11,115.1		9,660.8
Total Average Liabilities and Stockholders' Equity	$66,513.0		$55,434.1

* The 2015 results reflect the inclusion of five months activity of OneWest Bank.

CIT GROUP INC. AND SUBSIDIARIES

Select Accounts

(dollars in millions)

	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015*
OTHER INCOME
Net gains (losses) on derivatives and foreign currency exchange	$50.8	$(16.0)	$1.9	$54.8	$(32.3)
Fee revenues	26.8	28.9	32.5	111.6	105.7
Factoring commissions	25.7	28.8	29.1	105.0	116.5
Gains (losses) on loan and portfolio sales	22.9	3.4	(41.3)	34.2	(47.2)
Gains (losses) on investments	22.0	10.3	(5.6)	34.6	0.9
Gains on sales of leasing equipment	10.5	12.5	14.0	51.1	64.8
Gain (loss) on OREO sales	1.5	3.6	(2.2)	10.2	(5.4)
Impairment on assets held for sale	-	(3.5)	(14.5)	(36.6)	(55.9)
Termination fees on Canadian total return swap	(280.8)	-	-	(280.8)	-
Other revenues	9.0	9.4	4.2	66.5	15.9
Total other income	$(111.6)	$77.4	$18.1	$150.6	$163.0

OPERATING EXPENSES
Compensation and benefits	$(133.4)	$(147.6)	$(142.6)	$(585.5)	$(549.6)
Professional fees	(58.6)	(42.9)	(42.3)	(175.8)	(135.0)
Technology	(40.0)	(32.4)	(32.5)	(133.7)	(109.2)
Net occupancy expense	(19.5)	(17.4)	(17.5)	(71.9)	(49.1)
Insurance	(19.1)	(23.8)	(14.5)	(96.5)	(61.6)
Advertising and marketing	(6.3)	(4.6)	(7.9)	(20.5)	(30.4)
Other expenses	(91.8)	(26.9)	(26.4)	(176.6)	(93.4)
Operating expenses, before provision for severance and facilities exiting and intangible asset amortization	(368.7)	(295.6)	(283.7)	(1,260.5)	(1,028.3)
Intangible asset amortization	(6.4)	(6.4)	(7.2)	(25.6)	(13.3)
Provision for severance and facilities exiting activities	(3.9)	(2.3)	(53.0)	(36.2)	(58.3)
Total operating expenses	$(379.0)	$(304.3)	$(343.9)	$(1,322.3)	$(1,099.9)

	December 31,	September 30,	December 31,
	2016 **	2016	2015
TOTAL CASH AND INVESTMENT SECURITIES
Total cash and deposits	$6,430.6	$6,752.5	$7,652.4
Investment securities	4,491.1	3,592.4	2,953.7
Total cash and investment securities	$10,921.7	$10,344.9	$10,606.1

OTHER ASSETS
Tax credit investments and investments in unconsolidated subsidiaries	$220.2	$177.5	$174.6
Current and deferred federal and state tax assets	204.0	1,035.3	1,201.9
Property, furniture and fixtures	191.1	185.5	196.3
Fair value of derivative financial instruments	111.2	124.1	140.7
Other real estate owned and repossessed assets	72.7	88.4	123.5
Tax receivables, other than income taxes	50.7	68.1	97.2
Other counterparty receivables	42.8	139.9	59.0
Other	350.4	439.8	476.4
Total other assets	$1,243.1	$2,258.6	$2,469.6

OTHER LIABILITIES
Accrued expenses and accounts payable	$580.4	$535.5	$608.9
Current and deferred taxes payable	250.6	232.2	214.6
Accrued interest payable	181.2	141.8	201.9
Fair value of derivative financial instruments	68.5	153.8	102.0
Security and other deposits	59.0	34.4	107.9
Equipment maintenance reserves	45.9	20.0	32.3
Other liabilities	712.0	480.3	397.6
Total other liabilities	$1,897.6	$1,598.0	$1,665.2

* The 2015 results reflect the inclusion of five months activity of OneWest Bank.

** Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Financing and Leasing Assets

(dollars in millions)

	December 31,	September 30,	December 31,
	2016	2016	2015
Commercial Banking
Commercial Finance
Loans	$9,923.9	$10,363.6	$11,389.9
Assets held for sale	351.4	351.6	333.1
Financing and leasing assets	10,275.3	10,715.2	11,723.0
Rail
Loans	$103.7	$106.3	$121.0
Operating lease equipment, net	7,117.1	7,034.5	6,592.7
Assets held for sale	0.3	0.4	0.7
Financing and leasing assets	7,221.1	7,141.2	6,714.4
Real Estate Finance
Loans	5,566.6	5,417.4	5,311.5
Assets held for sale	-	-	57.0
Financing and leasing assets	5,566.6	5,417.4	5,368.5
Business Capital
Loans	6,968.1	6,893.6	6,510.0
Operating lease equipment, net	369.0	348.6	259.0
Assets held for sale	6.0	8.9	44.3
Financing and leasing assets	7,343.1	7,251.1	6,813.3
Total Segment
Loans	22,562.3	22,780.9	23,332.4
Operating lease equipment, net	7,486.1	7,383.1	6,851.7
Assets held for sale	357.7	360.9	435.1
Financing and leasing assets	30,406.1	30,524.9	30,619.2

Consumer Banking
Legacy Consumer Mortgages
Loans	4,829.9	5,008.0	5,430.3
Assets held for sale	32.8	32.8	41.2
Financing and leasing assets	4,862.7	5,040.8	5,471.5
Other Consumer Banking
Loans	2,143.7	2,117.9	1,759.2
Assets held for sale	35.4	8.9	3.9
Financing and leasing assets	2,179.1	2,126.8	1,763.1
Total Segment
Loans	6,973.6	7,125.9	7,189.5
Assets held for sale	68.2	41.7	45.1
Financing and leasing assets	7,041.8	7,167.6	7,234.6
Non-Strategic Portfolios
Assets held for sale	210.1	1,004.1	1,577.5
Financing and leasing assets	210.1	1,004.1	1,577.5
Total financing and leasing assets	$37,658.0	$38,696.6	$39,431.3

CIT GROUP INC. AND SUBSIDIARIES

Credit Metrics

(dollars in millions)

			Quarters Ended
	December 31, 2016		September 30, 2016		December 31, 2015
Gross Charge-offs to Average Finance Receivables
Commercial Banking(1)	$32.0	0.56%	$27.7	0.48%	37.0	0.62%
Consumer Banking	0.9	0.05%	0.7	0.04%	(0.3)	(0.02)%
Non-Strategic Portfolios	-	-	-	-	0.2	NA
Total CIT	$32.9	0.44%	$28.4	0.38%	$36.9	0.48%

	Years Ended December 31
	2016		2015*
Commercial Banking(1)	$133.8	0.58%	$113.0	0.57%
Consumer Banking	2.8	0.04%	1.3	0.04%
Non-Strategic Portfolios(2)	-	-	50.8	5.17%
Total CIT	$136.6	0.45%	$165.1	0.70%

			Quarters Ended
	December 31, 2016		September 30, 2016		December 31, 2015
Net Charge-offs to Average Finance Receivables
Commercial Banking(1)	23.4	0.41%	$21.5	0.38%	$31.8	0.54%
Consumer Banking	0.3	0.02%	(0.1)	(0.01%)	(0.9)	(0.05)%
Non-Strategic Portfolios	-	-	(0.1)	NA	0.2	NA
Total CIT	$23.7	0.32%	$21.3	0.28%	$31.1	0.40%

	Years Ended December 31
	2016		2015*
Commercial Banking(1)	$111.7	0.48%	$95.4	0.48%
Consumer Banking	(0.3)	-	0.2	0.01%
Non-Strategic Portfolios(2)	(0.1)	-	41.1	4.19%
Total CIT	$111.3	0.37%	$136.7	0.58%

Non-accruing Loans to Finance Receivables(3)	December 31, 2016		September 30, 2016		December 31, 2015
Commercial Banking	$250.9	1.11%	$229.3	1.01%	$191.1	0.82%
Consumer Banking	17.4	0.25%	14.0	0.20%	5.2	0.07%
Non-Strategic Portfolios	10.3	NA	40.0	NA	56.0	NA
Total CIT	$278.6	0.94%	$283.3	0.95%	$252.3	0.83%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses
	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015*
Specific allowance - impaired loans	$11.9	$8.6	$1.5	$33.7	$18.1
Non-specific allowance	24.8	36.6	56.1	161.0	140.5
Totals	$36.7	$45.2	$57.6	$194.7	$158.6

	Allowance for Loan Losses
	December 31,	September 30,	December 31,
	2016	2016	2015
Specific allowance - impaired loans	$33.7	$33.8	$27.4
Non-specific allowance	398.9	387.9	319.6
Totals	$432.6	$421.7	$347.0

Allowance for loan losses as a percentage of total finance receivables	1.46%	1.41%	1.14%
Allowance for loan losses as a percent of finance receivables/Commercial	1.81%	1.74%	1.44%
Allowance for loan losses plus principal loss discount as a percent of finance receivables (before the principal loss discount)/Commercial	1.97%	1.93%	1.82%
Allowance for loan losses plus principal loss discount as a percent of finance receivables (before the principal loss discount)/Consumer	6.05%	6.73%	8.63%

In certain instances, we use the term finance receivables synonymously with “Loans”, as presented on the balance sheet.

* The 2015 results reflect the inclusion of five months activity of OneWest Bank.

1) Commercial Banking charge-offs related to the transfer of receivables to assets held for sale for the quarters ended December 31, 2016, September 30, 2016, and December 31, 2015 totaled $13 million, $6 million, and $19 million, respectively. Year to date, charge-offs related to the transfer of receivables to assets held for sale totaled $41 million and $33 million for 2016 and 2015, respectively.

2) NSP charge-offs related to the transfer of receivables to assets held for sale totaled $40 million for the year ended December 31, 2015.

3) Non-accrual loans include loans held for sale. NSP non-accrual loans reflected loans held for sale; since portfolio loans were insignificant, no % is displayed.

CIT GROUP INC. AND SUBSIDIARIES

Segment Results

(dollars in millions)

	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015*
Commercial Banking
Total interest income	$322.0	$318.6	$319.1	$1,287.9	$1,021.2
Total interest expense	(126.9)	(131.8)	(122.6)	(519.2)	(481.4)
Provision for credit losses	(30.8)	(43.7)	(54.0)	(183.1)	(143.6)
Rental income on operating leases	252.2	250.5	249.0	1,020.0	981.2
Other income	91.6	76.2	81.4	293.8	310.6
Depreciation on operating lease equipment	(69.8)	(66.9)	(57.2)	(261.1)	(218.3)
Maintenance and other operating lease expenses	(57.5)	(56.5)	(53.9)	(213.6)	(185.1)
Goodwill impairment	(34.8)	-	-	(34.8)	-
Operating expenses	(208.6)	(195.4)	(181.1)	(785.5)	(721.4)
Income before provision for income taxes	$137.4	$151.0	$180.7	$604.4	$563.2
Funded new business volume	$2,042.2	$2,157.5	$2,907.9	$8,216.2	$9,005.1
Average Earning Assets	$29,504.7	$29,777.1	$29,819.4	$29,762.9	$25,339.6
Average Operating Leases	$7,425.6	$7,280.3	$6,655.6	$7,188.6	$6,283.4
Average Finance Receivables	$22,752.2	$22,930.5	$23,773.0	$23,128.6	$19,703.6
Consumer Banking
Total interest income	$107.8	$101.8	$108.1	$415.7	$181.2
Total interest expense	3.6	(0.9)	(12.0)	(10.2)	(24.9)
Provision for credit losses	(5.9)	(1.6)	(3.6)	(11.7)	(8.7)
Other income	13.0	7.1	5.3	40.0	5.4
Goodwill impairment	(298.9)	-	-	(298.9)	-
Operating expenses	(135.0)	(86.4)	(84.6)	(395.9)	(143.4)
Income (loss) before provision for income taxes	$(315.4)	$20.0	$13.2	$(261.0)	$9.6
Funded new business volume	$198.5	$286.3	$220.3	$960.5	$249.8
Average Earning Assets	$7,465.0	$7,517.7	$7,681.8	$7,534.6	$3,203.1
Average Finance Receivables	$7,060.0	$7,112.4	$7,191.7	$7,111.7	$2,998.7
Non-Strategic Portfolios
Total interest income	$10.0	$22.6	$39.6	$80.8	$184.9
Total interest expense	(6.3)	(12.7)	(22.0)	(47.3)	(121.3)
Provision for credit losses	-	0.1	-	0.1	(6.3)
Rental income on operating leases	-	3.8	6.9	11.6	36.7
Other income	26.0	4.9	(54.4)	52.1	(97.0)
Depreciation on operating lease equipment	-	-	-	-	(10.8)
Operating expenses / loss on debt extinguishment	(6.8)	(11.0)	(26.2)	(42.1)	(123.8)
Income (loss) before provision for income taxes	$22.9	$7.7	$(56.1)	$55.2	$(137.6)
Funded new business volume	$-	$45.7	$167.0	$151.1	$768.3
Average Earning Assets	$625.6	$1,282.7	$1,952.6	$1,175.6	$2,375.7
Average Finance Receivables	$-	$-	$-	$-	$982.0
Corporate and Other
Total interest income	$35.2	$29.5	$27.2	$122.0	$55.2
Total interest expense	(48.8)	(42.8)	(41.0)	(176.5)	(109.4)
Rental income on operating leases	-	-	-	-	-
Other income	(242.2)	(10.8)	(14.2)	(235.3)	(56.0)
Depreciation on operating lease equipment	-	-	-	-	-
Operating expenses / loss on debt extinguishment and deposit redemption	(31.9)	(16.7)	(53.1)	(111.3)	(112.8)
Loss before provision for income taxes	$(287.7)	$(40.8)	$(81.1)	$(401.1)	$(223.0)
Average Earning Assets	$9,376.6	$9,153.5	$9,066.9	$9,198.2	$7,101.7
Total CIT
Total interest income	$475.0	$472.5	$494.0	$1,906.4	$1,442.5
Total interest expense	(178.4)	(188.2)	(197.6)	(753.2)	(737.0)
Provision for credit losses	(36.7)	(45.2)	(57.6)	(194.7)	(158.6)
Rental income on operating leases	252.2	254.3	255.9	1,031.6	1,017.9
Other income	(111.6)	77.4	18.1	150.6	163.0
Depreciation on operating lease equipment	(69.8)	(66.9)	(57.2)	(261.1)	(229.1)
Maintenance and other operating lease expenses	(57.5)	(56.5)	(53.9)	(213.6)	(185.1)
Goodwill impairment	(333.7)	-	-	(333.7)	-
Operating expenses / loss on debt extinguishment	(382.3)	(309.5)	(345.0)	(1,334.8)	(1,101.4)
(Loss) income from continuing operations before provision for income taxes	$(442.8)	$137.9	$56.7	$(2.5)	$212.2
Funded new business volume	$2,240.7	$2,489.5	$3,295.2	$9,327.8	$10,023.2
Average Earning Assets	$46,971.9	$47,731.0	$48,520.7	$47,671.3	$38,020.1
Average Finance Receivables	$29,812.2	$30,042.9	$30,964.7	$30,240.3	$23,684.3

* The 2015 results reflect the inclusion of five months activity of OneWest Bank.

CIT GROUP INC. AND SUBSIDIARIES

Segment Margin

(dollars in millions)

	Quarters Ended			Years Ended
	December 31,	September	December 31,	December 31,
	2016	2016	2015	2016	2015*
Commercial Banking
Total Segment
AEA	$29,504.7	$29,777.1	$29,819.4	$29,762.9	$25,339.6
Net Finance Revenue	320.0	313.9	334.4	1,314.0	1,117.6
Gross yield	7.78%	7.64%	7.62%	7.75%	7.90%
Net Finance Margin	4.34%	4.22%	4.49%	4.41%	4.41%
Average Earning Assets (AEA)
Commercial Finance	$10,646.5	$11,085.4	$12,242.3	$11,289.3	$10,047.9
Rail	7,286.7	7,164.1	6,599.3	7,089.3	6,245.5
Real Estate Finance	5,501.8	5,506.7	5,172.3	5,453.7	3,216.6
Business Capital	6,069.7	6,020.9	5,805.5	5,930.6	5,829.6
Net Finance Revenue
Commercial Finance	$110.4	$108.6	$119.5	$447.7	$338.2
Rail	78.1	77.5	89.0	349.9	382.1
Real Estate Finance	52.2	51.5	51.4	209.7	109.6
Business Capital	79.3	76.3	74.5	306.7	287.7
Gross yield
Commercial Finance	5.54%	5.35%	5.13%	5.36%	4.87%
Rail	12.22%	12.38%	13.71%	12.86%	14.34%
Real Estate Finance	5.24%	5.13%	5.23%	5.25%	4.80%
Business Capital	8.71%	8.54%	8.07%	8.52%	7.95%
Net Finance Margin
Commercial Finance	4.15%	3.92%	3.90%	3.97%	3.37%
Rail	4.29%	4.33%	5.39%	4.94%	6.12%
Real Estate Finance	3.80%	3.74%	3.98%	3.85%	3.41%
Business Capital	5.23%	5.07%	5.13%	5.17%	4.94%

Consumer Banking
Total Segment
AEA	$7,465.0	$7,517.7	$7,681.8	$7,534.6	$3,203.1
Net Finance Revenue	111.4	100.9	96.1	405.5	156.3
Gross yield	5.78%	5.42%	5.63%	5.52%	5.66%
Net Finance Margin	5.97%	5.37%	5.00%	5.38%	4.88%
Average Earning Assets (AEA)
Other Consumer Banking	$2,153.5	$2,034.7	$1,676.4	$1,968.6	$691.1
Legacy Consumer Mortgages	5,311.5	5,483.0	6,005.4	5,566.0	2,512.0
Net Finance Revenue
Other Consumer Banking	$46.6	$40.3	$28.2	$157.7	$41.6
Legacy Consumer Mortgages	64.8	60.6	67.9	247.8	114.7
Gross yield
Other Consumer Banking	3.70%	3.54%	3.83%	3.65%	3.68%
Legacy Consumer Mortgages	6.62%	6.11%	6.13%	6.18%	6.20%
Net Finance Margin
Other Consumer Banking	8.66%	7.92%	6.73%	8.01%	6.02%
Legacy Consumer Mortgages	4.88%	4.42%	4.52%	4.45%	4.57%

Non-Strategic Portfolios
AEA	$625.6	$1,282.7	$1,952.6	$1,175.6	$2,375.7
Net Finance Revenue	3.7	13.7	24.5	45.1	89.5
Gross yield	6.39%	8.23%	9.53%	7.86%	9.33%
Net Finance Margin	2.37%	4.27%	5.02%	3.84%	3.77%

Gross Yield includes interest income and rental income as a % of AEA.

Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA.

* The 2015 results reflect the inclusion of five months activity of OneWest Bank.

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
Total Net Revenues(1)	2016	2016	2015	2016	2015*
Interest income	$475.0	$472.5	$494.0	$1,906.4	$1,442.5
Rental income on operating leases	252.2	254.3	255.9	1,031.6	1,017.9
Finance revenue	727.2	726.8	749.9	2,938.0	2,460.4
Interest expense	(178.4)	(188.2)	(197.6)	(753.2)	(737.0)
Depreciation on operating lease equipment	(69.8)	(66.9)	(57.2)	(261.1)	(229.1)
Maintenance and other operating lease expenses	(57.5)	(56.5)	(53.9)	(213.6)	(185.1)
Net finance revenue (NFR)	421.5	415.2	441.2	1,710.1	1,309.2
Other income	(111.6)	77.4	18.1	150.6	163.0
Total net revenues	$309.9	$492.6	$459.3	$1,860.7	$1,472.2

NFR as a % of AEA	3.59%	3.48%	3.64%	3.59%	3.44%

Net Operating Lease Revenues(2)
Rental income on operating leases	$252.2	$254.3	$255.9	$1,031.6	$1,017.9
Depreciation on operating lease equipment	(69.8)	(66.9)	(57.2)	$(261.1)	$(229.1)
Maintenance and other operating lease expenses	(57.5)	(56.5)	(53.9)	$(213.6)	$(185.1)
Net operating lease revenue	$124.9	$130.9	$144.8	$556.9	$603.7

	December 31,	September 30,	December 31,
Earning Assets(3)	2016	2016	2015
Loans	$29,535.9	$29,906.8	$30,521.9
Operating lease equipment, net	7,486.1	7,383.1	6,851.7
Assets held for sale	636.0	1,406.7	2,057.7
Credit balances of factoring clients	(1,292.0)	(1,228.9)	(1,344.0)
Interest bearing cash	5,608.5	5,936.0	6,652.0
Investment securities	4,491.1	3,592.4	2,953.7
Indemnification assets	341.4	362.2	414.8
Total earning assets	$46,807.0	$47,358.3	$48,107.8
Average Earning Assets (for the respective quarters)	$46,971.9	$47,731.0	$48,520.7

	Quarters Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
Adjusted Operating Expenses	2016	2016	2015	2016	2015*
Operating expenses	$(379.0)	$(304.3)	$(343.9)	$(1,322.3)	$(1,099.9)
Intangible asset amortization	6.4	6.4	7.2	25.6	13.3
Provision for severance and facilities exiting activities	3.9	2.3	53.0	36.2	58.3
Operating expenses exclusive of restructuring costs and intangible assets amortization(4)	$(368.7)	$(295.6)	$(283.7)	$(1,260.5)	$(1,028.3)
Sales tax expense related to prior periods	25.0
OneWest Bank Legacy Matters	27.0
Operating expenses exclusive of restructuring costs and intangible assets amortization, and other noteworthy items(4)	$(316.7)

Operating expenses (exclusive of restructuring costs and intangible assets amortization) as a % of AEA	(3.14% )	(2.48% )	(2.34% )	(2.64% )	(2.70% )

Total Net Revenue	$309.9	$492.6	$459.3	$1,860.7	$1,472.2
TRS Termination Charge	243.0
Canada Portfolio Sale Gain	(22.0)
Gain Related to IndyMac Venture	(5.0)
Total Adjusted Net Revenue	$525.9
Operating expenses exclusive of restructuring costs and intangible assets amortization(4)	$(368.7)	$(295.6)	$(283.7)	$(1,260.5)	$(1,028.3)
Operating expenses exclusive of restructuring costs and intangible assets amortization, and other noteworthy items(4)	$(316.7)
Net Efficiency Ratio(5)	119.0%	60.0%	61.8%	67.7%	69.8%
Net Efficiency Ratio Adjusted(5)	60.2%

	December 31,	September 30,	December 31,
	2016	2016	2015
Continuing Operations Total Assets(6)
Total Assets	$64,190.7	$65,965.5	$67,401.5
Assets of discontinued operation	(13,218.0)	(12,973.4)	(13,059.6)
Continuing operations total assets	$50,972.7	$52,992.1	$54,341.9

	December 31,	September 30,	December 31,
Tangible Book Value(7)	2016	2016	2015
Total common stockholders' equity	$10,023.2	$11,237.0	$10,978.1
Less: Goodwill	(705.9)	(1,043.7)	(1,063.2)
Intangible assets	(140.7)	(147.6)	(166.1)
Tangible book value	9,176.6	10,045.7	9,748.8
Less: Disallowed deferred tax asset	(215.1)	(804.5)	(904.5)
Adjusted tangible common equity(8)	$8,961.5	$9,241.2	$8,844.3
Average adjusted tangible common equity(8)	$9,255.4	$9,192.0	$8,818.6

Non-GAAP income from continuing operations (From next page)	$196
Intangible asset amortization, after tax	5
Non-GAAP income from continuing operations — for ROTCE calculation	$201
Return on average tangible common equity, after noteworthy items(8)	8.66%

* The 2015 results reflect the inclusion of five months activity of OneWest Bank.

(1)  Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2)  Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3)  Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.

(4) Operating expenses exclusive of restructuring costs and intangible amortization is a non-GAAP measure used by management to compare period over period expenses. In order to assist in comparability to other quarters, we further adjusted the calculations for the noted period due to significant items.

(5) Net efficiency ratio is a non-GAAP measurement used by management to measure operating expenses (before restructuring costs and intangible amortization) to the level of total net revenues. In order to assist in comparability to other quarters, we further adjusted the calculations for the noted period due to significant items.

(6) Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis.

(7) Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.

(8) Return on average tangible common equity is adjusted to remove the impact of intangible amortization, goodwill impairment and the impact from valuation allowance reversals from income from continuing operations, while the average tangible common equity is reduced for disallowed deferred tax assets. In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items. Return on average tangible common equity is another metric used to evaluate our use of equity and evaluate the performance of our business.

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures (continued)

(dollars in millions, except per share data)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

2016			Year Ended
Quarter		Description	December 31, 2016
	Net loss		$(861)	$(4.27)
1Q16	Continuing Operations	Gain on Sale - UK	(15)	(0.07)
		Restructuring Expenses	13	0.06
		Discrete Tax Benefit	(13)	(0.06)
		Asset Impairment	8	0.04
		Liquidating Europe CTA	3	0.01
2Q16	Continuing Operations	Restructuring	6	0.03
	Discontinued Operations	Financial Freedom Interest Curtailment Reserve	163	0.81
		Business Air Goodwill Impairment	3	0.01
3Q16	Continuing Ops	China Valuation Allowance	16	0.08
		Restructuring	1	0.01
	Discontinued Operations	Reverse Mortgage Servicing Rights Impairment	12	0.06
		Business Air Impairment	11	0.05
4Q16	Continuing Operations	TRS Termination Charge	146	0.72
		Consumer Goodwill Impairment	299	1.48
		Commercial Services Goodwill Impairment	28	0.14
		Canadian Assertion Change	54	0.27
		Canada Portfolio Sale Gain	(16)	(0.08)
		Sales Tax Expense Related to Prior Periods	16	0.08
		OneWest Bank Legacy Matters	17	0.08
		Gain Related to IndyMac Venture	(3)	(0.01)
		Restructuring	3	0.01
	Discontinued Operations	Commercial Air Tax Provision	847	4.20
		Commercial Air Suspended Depreciation	(66)	(0.33)
		Financial Freedom Reserve	21	0.11
		Business Air Impairment	4	0.02
	Non-GAAP net income, excluding noteworthy items(1)		$697	$3.46

			Quarter Ended
			December 31, 2016
	Net loss		$(1,155)	$(5.71)
4Q16	Continuing Operations	TRS Termination Charge	146	0.72
		Consumer Goodwill Impairment	299	1.48
		Commercial Services Goodwill Impairment	28	0.14
		Canadian Assertion Change	54	0.27
		Canada Portfolio Sale Gain	(16)	(0.08)
		Sales Tax Expense Related to Prior Periods	16	0.08
		OneWest Bank Legacy Matters	17	0.08
		Gain Related to IndyMac Venture	(3)	(0.01)
		Restructuring	3	0.01
	Discontinued Operations	Commercial Air Tax Provision	847	4.19
		Commercial Air Suspended Depreciation	(66)	(0.33)
		Financial Freedom Reserve	21	0.10
		Business Air Impairment	4	0.02
	Non-GAAP net income, excluding noteworthy items(1)		$196	$0.97

			Year Ended
			December 31, 2016
	Loss from continuing operations		$(196)	$(0.97)
1Q16	Continuing Operations	Gain on Sale - UK	(15)	(0.07)
		Restructuring Expenses	13	0.06
		Discrete Tax Benefit	(13)	(0.06)
		Asset Impairment	8	0.04
		Liquidating Europe CTA	3	0.01
2Q16		Restructuring	6	0.03
3Q16		China Valuation Allowance	16	0.08
		Restructuring	1	0.01
4Q16		TRS Termination Charge	146	0.72
		Consumer Goodwill Impairment	299	1.48
		Commercial Services Goodwill Impairment	28	0.14
		Canadian Assertion Change	54	0.27
		Canada Portfolio Sale Gain	(16)	(0.08)
		Sales Tax Expense Related to Prior Periods	16	0.08
		OneWest Bank Legacy Matters	17	0.08
		Gain Related to IndyMac Venture	(3)	(0.01)
		Restructuring	3	0.01
	Non-GAAP income from continuing operations, excluding noteworthy items(1)		$368	$1.82

			Quarter Ended
			December 31, 2016
	Loss from continuing operations		$(424)	$(2.10)
4Q16	Continuing Operations	TRS Termination Charge	146	0.72
		Consumer Goodwill Impairment	299	1.48
		Commercial Services Goodwill Impairment	28	0.14
		Canadian Assertion Change	54	0.27
		Canada Portfolio Sale Gain	(16)	(0.08)
		Sales Tax Expense Related to Prior Periods	16	0.08
		OneWest Bank Legacy Matters	17	0.08
		Gain Related to IndyMac Venture	(3)	(0.01)
		Restructuring	3	0.01
	Non-GAAP income from continuing operations, excluding noteworthy items(1)		$120	$0.59

(1) Items may not sum due to rounding.

Net income excluding noteworthy items and income from continuing operations excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.